Exhibit 23.4

September 30, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-4  of Canadian Imperial Bank of  Commerce and to the incorporation by reference therein of our reports dated December 2, 2015, with respect to the consolidated financial statements  of Canadian Imperial Bank of Commerce, and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce, included in its Annual Report on Form 40-F for the year ended October 31, 2015, filed with the Securities and Exchange Commission.

Yours faithfully,

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

September 30, 2016